Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

UPSNAP, INC.,

UPSNAP ACQUISITION CORP.

and

MOBILE GREETINGS, INC.

Dated August 9, 2007

TABLE OF CONTENTS

i

AGREEMENT AND PLAN OF MERGER, dated August 9, 2007 (this “Agreement”), among UPSNAP, INC., a Nevada corporation (“Parent”), UPSNAP ACQUISITION CORP., a California corporation and direct wholly owned Subsidiary of Parent (“Merger Sub”), and MOBILE GREETINGS, INC., a California corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Sub, the Company (the “Company Board”) have each determined that it is in the best interests of their respective stockholders to enter into this Agreement providing for the merger (the “Merger”) of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent and Merger Sub, and the Company Board, have each approved this Agreement and declared its advisability and approved the Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, the parties hereto desire that the Merger is effected by means of a transaction which is described in Section 368 of the Code and accorded tax-free treatment thereunder; and

WHEREAS, capitalized terms not defined in the context in the Section in which they first appear shall have the meanings set forth in Section 9.02.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.01.	The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California Corporations Code (the “Act”), at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  The Company’s corporate name, existence and all of its purposes, powers and objectives will continue unaffected and unimpaired by the Merger, and as Surviving Corporation it will be governed by the Laws of the State of California and succeed to all of Merger Sub’s rights, assets, liabilities and obligations in accordance with the Act.

SECTION 1.02.	Closing.

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., San Francisco, California  time, on the later to occur of (i) September 19, 2007 and (ii) the second Business Day after satisfaction or waiver (as permitted by this Agreement and applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the “Closing Date”), unless another time or date is agreed to in writing by the parties hereto.  The Closing shall be held at the offices of Thelen Reid Brown Raysman & Steiner LLP, 101 Second Street, San Francisco, California, unless another place is agreed to in writing by the parties hereto.

SECTION 1.03.	Effective Time.

At the Closing, the parties shall cause the Merger to be consummated by filing an agreement of merger (the “Agreement of Merger”) with the Secretary of State of the State of California, in such form as is required by, and executed in accordance with, the relevant provisions of the Act.  The date and time of acceptance by the Secretary of State of the State of California of such filing of the Agreement of Merger (or such later time as may be agreed by the parties hereto and specified in the Agreement of Merger) being the “Effective Time.”

SECTION 1.04.	Effects of the Merger.

The Merger shall have the effects set forth in the applicable provisions of the Act.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub, now existing or hereafter arising, shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.  The parties intend and will take all necessary steps to ensure that the Merger will be treated as a tax-free reorganization under Section 368 of the Code.

SECTION 1.05.	Articles of Incorporation; By-laws.

At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.  At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter duly amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and applicable Law.

SECTION 1.06.	Directors and Officers.

The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time, in each case to the extent requested in writing by Parent to the Company prior to the Effective Time.  Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Surviving Corporation to be the same as the directors of Parent immediately after the Effective Time, in accordance with Section 5.08 of this Agreement.  The directors of Surviving Corporation shall hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 1.07.	Exchange of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(i)
each share of common stock, no par value, of the Company (“Company Common Stock”, and such shares, “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.07(ii) and any Dissenting Shares) shall be canceled and shall be exchanged into the right to receive approximately 9.68 (the “Conversion Ratio”) validly issued, fully paid and non-assessable shares of common stock of Parent, par value $0.001 per share (“Parent Common Stock”), to the holder of such Share, upon surrender, in the manner provided in Section 1.10, of the certificate that formerly evidenced such Share, subject to adjustment as set forth in Sections 1.10(f) and Section 1.12 below;  the Conversion Ratio is based on the number of fully diluted shares outstanding of Parent and the Company as of the date hereof and shall be adjusted as of and at the Effective Date as necessary to account for (A) any Company Stock Options outstanding as of the date hereof that are terminated between the execution of this Agreement and the Effective Date and (B) any Parent options, warrants or other security exercisable or convertible by its terms into Parent Common Stock (including convertible promissory notes) that are terminated between the execution of this Agreement and the Effective Date;

(ii)
each Share owned by Merger Sub, Parent or any direct or indirect Subsidiary of Parent immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii)	each share of common stock, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the Surviving Corporation.

The Merger Consideration shall represent 50% of the total number of shares Parent Common Stock outstanding as of the Effective Time, on a Fully-Diluted basis, without giving effect to the Private Financing.  It is the intention of the parties that the total number of shares of Parent Common Stock issued pursuant to Section 1.07(i) shall equal 12,920,756, and together with the number of shares of Parent Common Stock reserved for the Option Consideration and the conversion of the Note, a total of 25,810,324 shares of Parent Common Stock (the “Merger Consideration”), subject to adjustment in accordance with Section 1.12 below.  The issuance of shares of Parent Common Stock upon the Effective Date shall be adjusted in accordance with Section 1.12 below, and as necessary to account for the exercise of any Company Stock Options that are exercised between the execution of this Agreement and the Effective Date.

SECTION 1.08.	Treatment of Options.

Each option, warrant and security exercisable or convertible by its terms into Company Common Stock (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a “Company Stock Option”), shall be assumed by Parent and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised or converted such Company Stock Option, in full immediately prior to the Effective Time (not taking into account whether such Company Stock Option was in fact exercisable or convertible at such time) (the “Option Consideration”).  The aggregate number of Shares of Parent Common Stock into which the Option Consideration will be convertible will equal no more than 8,489,568 Shares.  The per share exercise price for the shares of Parent Common Stock issuable upon exercise of the Option Consideration will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which each Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio.  For purposes hereof, the “Exchange Ratio” shall equal the quotient of (i) the Fully Diluted number of shares of Parent Common Stock issued and outstanding immediately before the Effective Time (without giving effect to the Private Financing) divided by (ii) the Fully Diluted Number of Shares of Company Common Stock issued and outstanding immediately before the Effective Time, which equals 2,211,509.  In order that no fractional shares of Parent Common Stock shall be issued as a result of the Merger, the number of shares issuable to each Company Stock Option holder pursuant to this Section 1.08 shall be rounded down to the nearest full share.  All other terms and conditions of such Parent options, warrants and/or convertible securities shall be the same as the Company Stock Options that have been converted, as such Company Stock Options existed immediately prior to the Effective Time, with full credit being given for any vesting that has occurred prior to the Effective Time.  As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Stock Option an option, warrant or convertible security, as the case may be, in Parent.  Parent shall take all necessary corporate action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Option Consideration.  Parent will use its reasonable efforts to file, no later than 90 days following the Effective Time, a registration statement on Form S-8 (or any successor to Form S-8), to the extent available, so as to register the shares of Parent Common Stock subject to the Option Consideration eligible for a Form S-8, and shall use its reasonable efforts to effect such  registration and to maintain the effectiveness of such registration statement (and the current status of the prospectus contained therein) for so long as such Option Consideration remains outstanding.

SECTION 1.09.	Dissenting Shares.

(a)
Right.  Notwithstanding Section 1.07 hereof, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares (the “Dissenting Shares”) in accordance with Section 1300 et. seq. of the Act (the “Dissenters’ Rights Statute”) shall not be converted into the right to receive Parent Common Stock, and the holders thereof shall be entitled to only such rights as are granted by the Dissenters’

Rights Statute; provided, however, that if, after the Effective Time, any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw, or lose such stockholder’s rights under the Dissenters’ Rights Statute, such stockholder’s Shares in respect of which the stockholder would otherwise be entitled to receive fair value under the Dissenters’ Rights Statute shall thereupon be deemed to have been exchanged, at the Effective Time, into the right to receive Parent Common Stock without any interest thereon.

(b)
Notice of Demand.  The Company shall give Parent prompt notice of any notice received by the Company of intent by a holder of Company Common Stock to demand the fair value of any Shares, withdrawals of such notices and any other instruments served pursuant to the Dissenters’ Rights Statute and received by the Company.  Parent shall have the right to participate in all negotiations and proceedings with respect to the exercise of dissenters’ rights under the Dissenters’ Rights Statute.  The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld) or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

(c)
In the event that Parent or the Company makes any payment to a holder or holders of Dissenting Shares with respect to their Shares, the Principal Amount of the Note shall be reduced by the aggregate amount paid to the dissenting holders.

SECTION 1.10.	Surrender of Shares; Exchange; Stock Transfer Books.

(a)
Exchange Agent.  Prior to the Effective Time, and subject to Company’s prior consent, not to be unreasonably withheld, Parent shall designate the transfer agent for Parent Common Stock to act as agent (the “Exchange Agent”) for exchange and issuance of Parent Common Stock in accordance with Section 1.07(i) and Section 1.11 of this Agreement.

(b)
Exchange of Certificates.  At or prior to the Closing, the Parent shall cause the Exchange Agent to deliver to Company the Exchange Agent Instruction Letter.  As soon as reasonably practicable after the Effective Time, the Parent shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive Parent Common Stock pursuant to Section 1.07(i),  a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal.  Such letter of transmittal shall include investment representations under the Securities Act, as requested by Parent, to be made by holders of the Company Common Stock.  Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall receive in exchange therefore Parent Common Stock for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled.  No interest shall accrue or be paid on the Parent Common Stock payable upon the surrender of any Certificate for the benefit of the holder of such Certificate.  If the Parent Common Stock is to be registered to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the transfer of the Parent Common Stock to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable.  If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, stolen, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to Parent.

(c)
Escheat.  Neither Parent nor the Company shall be liable to any holder of shares of the Company Common Stock for any shares of Parent Common Stock delivered to any public official pursuant to any abandoned property, escheat or similar Law.

(d)
Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration or transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

(e)
Satisfaction.  All Parent Common Stock paid upon the surrender for exchange of Certificates, and all Option Consideration paid in respect of Company Stock Options, in each case in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates and the Company Stock Options, as applicable.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by Law.

(f)
Adjustment.  Notwithstanding anything in this Agreement to the contrary, but subject to Section 4.01, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Parent Common Stock to be issued in accordance with Section 1.07(i), the Option Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock and the parties hereto the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Parent Common Stock to be issued in accordance with Section 1.07(i), the Option Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

(g)
No Fractional Shares.  No certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the holder to any rights as a stockholder of Parent.  In lieu of fractional shares of Parent Common Stock, any fractional share will be rounded up or down to the nearest whole share of Parent Common Stock.

SECTION 1.11.	Additional Consideration.

As additional consideration for the Merger, at the Effective Time, Parent shall issue an unsecured convertible promissory notes in the principal amount (the “Principal Amount”) of $2,200,000 (the “Note”), subject to adjustment in accordance with Section 1.09(c) above and Sections 1.12 and 8.04(d) below.  The Note shall be substantially in the form attached hereto as Exhibit A.  The Note shall be issued to an agent duly appointed by the holders of a majority of the outstanding Shares for the benefit of all holders of the Company Common Stock and Company Stock Options (the “Agent”).  The Parent shall enter into a letter agreement with the Agent providing the rights of the Agent, including indemnification rights.  The Note shall remain outstanding for twelve (12) months after the Effective Time (subject to earlier conversion pursuant to the terms thereof), with Parent having the right, in its sole discretion, to extend the maturity date of the Note for an additional six (6) months, without premium or penalty, in the event that Parent is then actively engaged in a primary underwritten offer of the Parent Common Stock, and with interest payable at maturity accruing at the applicable federal rate, unless converted, in which event accrued interest shall be waived.  The Note shall be convertible at any time after the six (6) month anniversary of the Effective Date, at the option of the Agent acting at the direction of such former Company stockholders who, in the aggregate, owned at least a majority of Company Common Stock immediately prior to the Effective Date.  The Notes will be convertible into shares of Parent Common Stock at a conversion price of $0.50 per share, subject to adjustment in accordance with anti-dilution provisions therein.

SECTION 1.12.	Adjustments to Merger Consideration.

Based upon the parties’ intent that the Transaction be treated as a tax free reorganization under 368 of the Code, the parties have agreed that in no event shall the Principal Amount exceed twenty percent (20%) of the aggregate dollar value of the consideration to be received by holders of Company Stock and Company Stock Options in connection with the Transaction.  The aggregate dollar value of the consideration to be received in connection with the Transaction shall equal Merger Consideration multiplied by the Share Price plus the Principal Amount (the “Aggregate Consideration”).  If as of the Closing Date the Principal Amount would exceed twenty percent (20%) of the Aggregate Consideration, then the Principal Amount shall be reduced such that the Principal Amount of the Note is exactly equal to twenty percent (20%) of the Aggregate Consideration.  Any such reduction in the Principal Amount shall result in a corresponding increase in the number of Shares of Parent Common Stock to be issued pursuant to Section 1.07, with such increase equaling the dollar amount of the reduction in the Principal Amount divided by the Share Price.

SECTION 1.13.	Subsequent Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement, provided that such execution, delivery, and such other actions and things do not create any liability or obligation of the Company’s shareholders.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, except as set forth on the applicable portion of the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”), that:

SECTION 2.01.	Organization and Qualification; Subsidiaries.

(a)
Organization.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)
Subsidiaries.  The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

(c)
Power.  The Company has the requisite corporate power and corporate authority in all material respects to own, lease and operate its properties and to carry on its businesses as they are now being conducted.

SECTION 2.02.	Articles of Incorporation and By-laws.

The Company has heretofore furnished or made available to Parent a complete and correct copy of the articles of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company.  Such articles of incorporation, by-laws or equivalent organizational documents are in full force and effect.

SECTION 2.03.	Capitalization.

(a)
Authorized Stock.  The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock.  As of the date of this Agreement, 1,334,607 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of preferred stock are issued or outstanding.  Except as set forth in Section 2.03 of the Company Disclosure Schedule, which Schedule sets forth the name of the holder of each Company Stock Option or other right to purchase capital stock of the Company, the number of Shares that may be purchased by such holder and the price per Share at which such Shares may be purchased, there are (i) no options, warrants, calls, subscriptions or other rights, agreements, commitments, or other arrangements of any character that are binding on the Company that obligate the Company to issue, transfer or sell, redeem, repurchase or exchange any shares of capital stock of, or other equity interests in, the Company or any interest convertible into or exchangeable or exercisable for any such capital stock or other equity interests, (ii) no voting trusts, proxies or other similar agreements or understandings to which the Company is bound with respect to the voting of any such capital stock or other equity interests, (iii) no contractual obligations or commitments restricting the transfer of, or requiring the registration for sale of, any such capital stock or other equity interests, (iv) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (whether or not dependent on conversion or other triggering event), and (v) no stock appreciation, phantom equity or other equity-based rights issued by the Company that have value based on the capital stock or other equity interests of the Company.  The Company Common Stock is not subject to statutory preemptive rights.

(b)
Stock Option Plans.  The Company has made available to Parent accurate and complete copies of each of the Company’s stock option plans (collectively, the “Company Stock Option Plans”) pursuant to which the Company has granted the Company Stock Options that are currently outstanding.  All Shares subject to issuance prior to the Closing as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

SECTION 2.04.	Authority Relative to the Transactions.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate this Agreement and the Merger contemplated hereby (collectively, the “Transactions”).  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the “Company Stockholder Approval”) and the filing and recordation of appropriate merger documents as required by the Act).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).  The Company Board, at a meeting duly called and held, or by unanimous written consent, has:

(i)	determined that the Transactions are fair to, and in the best interests of, the holders of Shares;

(ii)	approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the Act and the Company’s articles of incorporation); and

(iii)	resolved to recommend that the holders of Shares approve and adopt this Agreement and the Merger (the “Company Recommendation”).

SECTION 2.05.	No Conflict; Required Filings and Consents.

(a)
No Conflict.  The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation of the Transactions by the Company do not and will not at Closing:

(i)	violate the articles of incorporation or by-laws or any equivalent organizational documents of the Company;

(ii)
violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, other than any such violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(iii)
except as set forth in Section 2.05 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, require consent of or notification to any counterparty under, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of Company is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or with respect to agreements for which consents have been obtained.

(b)
Government Approval.  The execution, delivery, and performance of this Agreement by the Company and the consummation of the Transactions by the Company do not and will not at Closing require any consent, approval, authorization or permit of, action by, filing with or notification to, any government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Authority”), except for (i) those required under or in relation to the Act with respect to the filing of the Agreement of Merger and the filing of documents, if any, required to be filed in connection with the consummation of the Transactions with the relevant authorities of other states in which the Company is qualified to do business, and (ii) such other consents, permits, approvals, orders or authorizations, the failure of which to obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.06.	Financial Statements; No Undisclosed Liabilities.

(a)
Financial Statements.  Section 2.06 of the Company Disclosure Schedule sets forth true, complete and correct copies of (i) the Company’s unaudited consolidated financial statements at and for the years ended December 31, 2005 and 2006, and (ii) the Company’s unaudited consolidated financial statements at and for the six-month periods ended June 30, 2006 and 2007, including a balance sheet as of June 30, 2007 (the “Company Balance Sheet”) (collectively, the “Company Financial Statements”).  Each of the Company Financial Statements (including, in each case, any notes thereto) was prepared in accordance with United States generally accepted accounting principles in effect as of the date of such financial statements (“GAAP”) applied on a consistent basis throughout the periods indicated (except that the interim Company Financial Statements described in clause (ii) of the immediately preceding sentence omit footnote disclosures and are subject to normal year-end adjustments, and except as otherwise set forth in the notes to any Company Financial Statements as well as Section 2.06(a) of the Company Disclosure Schedule) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein (subject to normal period-end adjustments which, individually and in the aggregate, were or will be consistent with the Company’s historical practices).  Except a set forth in Section 2.06 of the Company Disclosure Schedule, the Company has no knowledge of any reason why the Company Audited Financials will be materially different from the Company Financial Statements.

(b)	Books and Records. The books and records of the Company are being maintained and preserved in material compliance with applicable legal and accounting requirements.

(c)
Liabilities.  Except for any liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, Company has no liability or obligation (whether known, unknown, accrued, absolute, contingent or otherwise) other than (i) liabilities and obligations to the extent reflected, reserved for or disclosed in the Company Balance Sheet, and (ii) liabilities and obligations that were incurred in the ordinary course of business consistent with past practice since June 30, 2007, and that are not, individually or in the aggregate, material to the Company.

SECTION 2.07.	Absence of Certain Changes or Events.

Since December 31, 2006, except as set forth in Section 2.07 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement:

(i)	the Company has, in all material respects, conducted its businesses in the ordinary course and in a manner consistent with past practice;

(ii)	there has not been any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(iii)
except in the ordinary course of business or as disclosed hereunder, there has not been any material increase in the compensation payable or which could become payable by the Company to its officers or employees, or any amendment of any compensation and benefit plans resulting in a material increase in payments thereunder;

(iv)	there has not been any issuance or agreement to issue shares of Company Common Stock, other than under the Company Stock Option Plans;

(v)	any material change in financial or tax accounting methods, principles or practices by the Company except insofar as may have been required by a change in GAAP or Law;

(vi)	any material Tax election by the Company or settlement or compromise by the Company of any material Tax liability or refund; and

(vii)	the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of, or require a consent under, any of the covenants set forth in Section 4.01.

SECTION 2.08.	Absence of Litigation.

There is no litigation, suit, claim, action, proceeding, arbitration or investigation (an “Action”), which, if adversely determined against the Company, would result in a liability exceeding 10%

of the Company’s gross assets set forth in the Company Balance Sheet or any judgments, decrees, injunctions, investigations or orders of any Governmental Authority pending or, to the Knowledge of the Company, threatened against or affecting the Company, or any property or asset of the Company or any of its officers or directors that may adversely affect the Company.

SECTION 2.09.	Employee Benefit Plans.

(a)
Plans.  Section 2.09(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, phantom stock or other equity based compensation incentive, deferred compensation, excess benefit, retiree medical or life insurance, supplemental retirement, severance, salary continuation, pension, profit sharing, savings, retirement, disability, insurance, Section 125 “cafeteria” or “flexible” benefit, vacation, sick leave, employee loan, educational assistance, change in control, termination or any other similar fringe or employee benefit plans, programs or arrangements, and all employment, retention, termination, severance or other contracts or agreements, that cover any of the current or former employees, officers, or directors of the Company and with respect to which the Company has any liability or obligation or that are maintained, contributed to or sponsored by the Company (collectively, the “Plans”).  For each Plan, the Company has furnished or made available to Parent a true and complete copy of the following documents, if applicable: (i) each Plan document and all amendments thereto, and where such Plan is unwritten, a written description of the terms thereof, (ii) all trust agreements, insurance or annuity contracts or other funding vehicles, (iii) the current summary plan description, (iv) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service (the “IRS”) (together with any schedules thereto) and (v) the most recent determination letter or opinion letter from the IRS with respect to any Plan that is intended to be qualified under Section 401(a) of the Code or the standardized prototype plan on which such Plan is based.  The Company may amend or terminate any Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination.  The Company has no plan, contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any Plan.

(b)
Plan Compliance.  Each Plan has been maintained, operated and administered in material compliance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code.  The Company has performed all obligations required to be performed by it under, is not in material default under or in material violation of, and to the Company’s Knowledge, no other party is in material default or material violation of, any Plan.  Neither the Company nor, to the Company’s Knowledge, any of its directors, officers, employees or agents has, with respect to any Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any Plan.

(c)
Payments.  There will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any contract, agreement, plan or other arrangement, whether or not a Plan, and no employee, officer or director of the Company will become entitled to any severance, termination pay or similar payments or benefits in connection with the Transactions (either alone or in combination with any other event), other than as specifically provided for in this Agreement or as set for in Section 2.09(c) of the Company Disclosure Schedule.  No payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under this Agreement, any Plan or similar agreement or arrangement between the Company or any of its Affiliates and any “disqualified individual” (as such term is defined in Section 280G of the Code) could constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event).  No amounts payable under any Plan or otherwise will fail to be deductible to the Company or the Surviving Corporation for federal income tax purposes by virtue of Section 162(m) of the Code.

(d)
Contributions.  All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates, with such exceptions as would not have a Company Material Adverse Effect.  All liabilities or expenses of the Company in respect of any Plan (including workers compensation) which have not been paid are not Material or have been properly accrued on the Company’s most recent financial statements in compliance with GAAP.

(e)
Employees.  To the Knowledge of Company, Company has no direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, that would reasonably be expected to constitute a Company Material Adverse Effect.

SECTION 2.10.	Leased Property; Title to Assets.

(a)
Leases.  True, correct and complete copies of all leases, subleases or licenses for each parcel of real property and for each item of personal property calling for annual payments of at least $15,000, currently leased, subleased or licensed by the Company (the “Leased Property”), together with any assignments, guaranties or amendments thereto (collectively, the “Lease Documents”) have been delivered or made available to Parent.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all such current leases, subleases and licenses are in full force and effect, (ii) all such current leases, subleases and licenses are valid and effective in accordance with their respective terms, and (iii) there is not, under any of such leases, subleases and licenses, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s Knowledge, by the other party to such lease, sublease or license.  The Company does not own any real property.  The tangible assets of the Company taken as a whole constitute the assets necessary to operate the business of the Company and are, in all material respects, in good condition and repair, reasonable wear and tear excepted.

(b)
Liens.  The Company owns or has good, valid, marketable legal and beneficial title in all of their respective properties and assets, whether real, personal or intangible, included on the Company Balance Sheet (other than assets disposed of in the ordinary course of business or acquired since the date thereof), free and clear of all encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith (ii) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, or (iii) security interests or other liens set forth in Section 2.10 of the Company Disclosure Schedule.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of its properties or any portion thereof or interest therein to any Person.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not a party to any agreement or option to purchase any property or interest therein other than options for renewal of Leased Property for the benefit of the Company.

SECTION 2.11.	Taxes.

(a)
Tax Returns.  Except to the extent set forth on Section 2.11(a) of the Company Disclosure Schedule, the Company has properly prepared and timely filed (or caused to be timely filed) all Tax Returns required to be filed by or with respect to it and has fully and timely paid and discharged all Taxes required to be paid or discharged (whether or not shown on such Tax Returns) and has made adequate provision for any taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.  All such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects.  The Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax for any taxable period and no request for any such waiver or extension is currently pending.  All amounts of Taxes required to be withheld by or with respect to the Company have been timely withheld and remitted in all respects to the applicable Governmental Authority.  The Company has complied in all material respects with all Tax information reporting provisions under applicable Laws.  The Company is not a party to any indemnification, allocation or sharing agreement with respect to Taxes and does not have any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar state, local or foreign Laws, as a transferee or successor, or otherwise.  The Company has made available to Parent correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(b)
Audits.  There are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Company.  No Governmental Authority has given notice to the Company of its intention to assert any deficiency or claim for additional Taxes against the Company.  No claim has been made against the Company by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  All deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, settled or properly reflected in the Company Financial Statements.

(c)
Tax Liens.  There are no Tax liens upon any property or assets of the Company except for statutory liens for current Taxes not yet due and payable and for liens, which individually or in the aggregate, do not exceed $10,000.

(d)
Section 355.  The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(e)
Reportable Transactions.  The Company has not entered into any transaction that constitutes (i) a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b), (ii) a “confidential tax shelter” within the meaning of Treasury Regulation § 301.6111-2(a)(2) or (iii) a “potentially abusive tax shelter” within the meaning of Treasury Regulation § 301.6112-1(b).

SECTION 2.12.	Material Contracts.

(a)
List of Contracts:  Section 2.12(a) of the Company Disclosure Schedule sets forth a true and complete list of contracts and agreements of the following types to which the Company is a party or is bound by, or to which any of the assets of the Company are subject (such contracts and agreements as are required to be set forth in Section 2.12(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)	each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company;

(ii)	all contracts and agreements relating to issuances of securities of the Company (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

(iii)
all contracts and agreements relating to indebtedness for borrowed money or capitalized lease obligations, in each case for which the Company is primarily or secondarily liable, or which are secured by assets of the Company, and in each case in an amount in excess of $15,000;

(iv)
all contracts and agreements (A) containing any non-compete covenant or other covenant limiting the right of the Company to engage in any line of business or to make use of any Intellectual Property Rights or (B) containing any material exclusive or sole supplier arrangement, or other exclusive business arrangement, to which the Company is subject;

(v)	all agreements with any employee, including severance agreements with existing employees, or any consultant, broker or agent;

(vi)	all agreements with suppliers, customers, licensees or licensors, in each case in an amount in excess of $15,000;

(vii)	all Lease Documents; and

(viii)
all other contracts and agreements providing for payments by or to the Company, or the guarantee (whether or not contingent) by the Company of obligations of any third party, in excess of  $15,000, whether or not made in the ordinary course of business, or which are otherwise material to the Company or the conduct of its businesses, or the absence of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)
Validity; Default.  (i) Each Material Contract is valid and in full force and effect in all material respects, and enforceable against the Company and against each other party thereto, in accordance with its terms (subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity)); and

(ii)(A) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect, in each case, in any material respect, any of the rights of the Company under any Material Contract, and (B) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or material default under, any Material Contract to which it is a party nor, to the Knowledge of the Company, has any event occurred that, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration of any party’s rights under any Material Contract.

The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.  In the event any Material Contract is oral, the complete and correct terms thereof are set forth in Section 2.12(a) of the Company Disclosure Schedule.

SECTION 2.13.	Labor and Employment Matters.

Section 2.13 of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees (full time and part-time) and consultants of the Company, setting forth name, job title, salary, date of hire or retention and last salary adjustment.  Except as set forth on Section 2.13 of the Company Disclosure Schedule, the Company is and has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and is not engaged in any unfair labor practices.  The Company has not received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to Company employees and, to the Knowledge of the Company, no such investigation is in progress.  Except as set forth on Section 2.13 of the Company Disclosure Schedule, all of the employees of the Company are on an “at will” basis, and have entered into non-disclosure and shop-right agreements with the Company.

SECTION 2.14.	Permits; Compliance.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as now being conducted (the “Company Permits”), and (ii) each such Company Permit is valid and in full force and effect.  Section 2.14 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Permits.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is, and has been, in compliance with, and to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given any notice of any violation of, any applicable Law or the terms and conditions of any Company Permit.

SECTION 2.15.	Intellectual Property.

(a)
Identification.  Section 2.15 of the Company Disclosure Schedule sets forth a true, correct and complete list of all U.S. and material foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, in each case, which are owned by the Company.

(b)
Licenses.  Section 2.15 of the Company Disclosure Schedule sets forth a list of all material licenses of Intellectual Property Rights under which the Company is either a (i) licensor, or (ii) licensee, distributor or reseller.

(c)
Validity and Enforceability.  The Company owns or has a valid right to use, free and clear of all liens, all Intellectual Property Rights necessary, or used or held for use in connection with the business of the Company.  All such Intellectual Property Rights are subsisting, valid and enforceable.

(d)
Rights.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and except for the matters identified in Section 2.15 of the Company Disclosure Schedule, (i) none of the Intellectual Property Rights that are owned or licensed by the Company conflicts with, infringes upon or misappropriates or otherwise violates the Intellectual Property Rights of any third party,

(ii) the Company has not been sued, charged in writing with, or named a defendant in, any claim, suit, action or proceeding involving a claim of infringement of any Intellectual Property Rights of others, (iii) to the Knowledge of the Company, there is no threatened claim of infringement by the Company of any Intellectual Property Rights of others, and (iv) to the Knowledge of the Company, there is no continuing infringement by others of the Intellectual Property Rights of the Company.  No Intellectual Property Rights of the Company are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company.  The Company has not entered into any agreement to indemnify any other individual or entity against any charge of infringement of any Intellectual Property Right.

(e)
Definitions.  For purposes of this Article II, “Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity (v) Company Software and (vi) any other relevant proprietary intellectual property rights.  For purposes of this Agreement, “Company Software” means computer software, programs and databases in any form (including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation) (i) material to the operation of the business of the Company, including all computer software and databases operated by the Company on its web sites or used by the Company in connection with processing customer orders, storing customer information, or storing or archiving data, but excluding software that is in general distribution to users of personal computers, and (ii) owned, manufactured, distributed, sold, licensed or marketed by the Company.

SECTION 2.16.	Insurance.

Section 2.16 of the Company Disclosure Schedule lists, and the Company has made available to Parent or its representatives for review current and complete copies of, all insurance policies, binders and surety and fidelity bonds relating to the Company (including, without limitation, all policies or binders of casualty, general liability and workers’ compensation insurance), all of which are currently in effect.  All premiums and other amounts due and payable under each such policy, binder and bond have been paid.  The Company is not in default with respect to any material provision contained in any such policy, binder or bond and the Company has not failed to give any notice of or present any material claim thereunder as required by the terms thereof.  The Company has not received any written notice of cancellation or non-renewal of any such policy, binder or bond.  The Company has not received any written notice from any of its insurance carriers that any insurance premiums paid by it will be materially increased in the future as a result of the claims experience of the Company.  Except as set forth on Section 2.16 of the Company Disclosure Schedule, adequate reserves have been established for all claims under any such policy, binder and bond as to which the insurer has denied coverage.

SECTION 2.17.	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

SECTION 2.18.	Customers, Receivables.

Section 2.18 of the Company Disclosure Schedule sets forth a true, correct and complete list of the top ten customers of the Company since July 1, 2006 (by total revenue), and the amount billed to the Company’s top ten customers.  Except as set forth in Section 2.18 of the Company Disclosure Schedule, none of the customers listed on Section 2.18 of the Company Disclosure Schedule have advised the Company that it plans to discontinue or substantially reduce its business relationship with the Company.  All accounts receivables listed on the Company Balance Sheet or on the accounting records of the Company represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and are current and collectible in accordance with their terms except to the extent of any reserves properly reflected in the Financial Statements or as otherwise set forth on Section 2.18 of the Company Disclosure Schedule.

SECTION 2.19.	Transactions With Affiliates.

Except as otherwise disclosed in Section 2.19 of the Company Disclosure Schedule, there are no contracts (other than expired contracts or contracts terminated in accordance with their terms), commitments, agreements, arrangements or other transactions between the Company, on the one hand, and any (a) present or former officer or director of the Company or any of their immediate family members (including their spouses), (b) record or beneficial owner of five percent or more of the voting securities of the Company or (c) affiliate of any such officer, director, immediate family member or beneficial owner, on the other hand.

SECTION 2.20.	Certain Business Practices.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any director, officer, agent or employee of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

SECTION 2.21.	No Other Representations or Warranties; Full Disclosure.

Except for the representations and warranties contained in Article II of this Agreement, Parent and Merger Sub both acknowledge that neither Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company regarding any information provided to Parent.  Neither this Agreement, the Company Disclosure Schedule nor the exhibits or certificates delivered by the Company to Parent in connection herewith or at Closing contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the applicable portion of the disclosure schedule delivered by Parent to Company (the “Parent Disclosure Schedule”), Parent (sometimes including the UpSnap Subsidiary) and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 3.01.	Corporate Organization.

(a)
Organization.  Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.  Each of Parent and Merger Sub has the requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)
Subsidiaries.  Other than the Merger Sub and Upsnap USA Inc. (“Upsnap Subsidiary”), Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

(c)
Power.  Each of Parent, Merger Sub and Upsnap Subsidiary has the requisite corporate power and corporate authority in all material respects to own, lease and operate its properties and to carry on its businesses as they are now being conducted.

SECTION 3.02.	Articles of Incorporation and By-laws.

Parent has heretofore furnished or made available to Company a complete and correct copy of the articles of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of Parent and Upsnap Subsidiary.  Such articles of incorporation, by-laws or equivalent organizational documents are in full force and effect.

SECTION 3.03.	Capitalization.

(a)
Authorized Stock.  The authorized capital stock of Parent consists of 97,500,000 Shares.  As of the date of this Agreement, 22,170,324 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable.  Except as set forth in

Section 3.03 of the Parent Disclosure Schedule, which Schedule sets forth the name of the holder of each option, warrant, and security exercisable or convertible by its terms into Parent Common Stock (“Parent Stock Option”) or other right to purchase capital stock of Parent, the number of Shares that may be purchased by such holder and the price per Share at which such Shares may be purchased, there are (i) no options, warrants, calls, subscriptions or other rights, agreements, commitments, or other arrangements of any character that are binding on Parent that obligate Parent to issue, transfer or sell, redeem, repurchase or exchange any shares of capital stock of, or other equity interests in, Parent or any interest convertible into or exchangeable or exercisable for any such capital stock or other equity interests, (ii) no voting trusts, proxies or other similar agreements or understandings to which Parent is bound with respect to the voting of any such capital stock or other equity interests, (iii) no contractual obligations or commitments restricting the transfer of, or requiring the registration for sale of, any such capital stock or other equity interests, (iv) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Parent may vote (whether or not dependent on conversion or other triggering event), and (v) no stock appreciation, phantom equity or other equity-based rights issued by Parent that have value based on the capital stock or other equity interests of Parent.  Parent Common Stock is not subject to statutory preemptive rights.

(b)
Stock Option Plans.  Parent has made available to Company accurate and complete copies of each of Parent’s stock option plans (collectively, the “Parent Stock Option Plans”) pursuant to which Parent has granted the Parent Stock Options that are currently outstanding.  All Shares subject to issuance prior to the Closing as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(c)	Parent Holdings. Parent owns all of the outstanding shares of capital stock of Merger Sub and Upsnap Subsidiary.

SECTION 3.04.	Authority Relative to the Transactions.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Transactions.  The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing and recordation of appropriate merger documents as required by the Act).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).  All of the shares of Parent Common Stock constituting the Merger Consideration to be issued to the holders of the Shares in the Merger will, upon issuance, be validly issued, fully paid and nonassessable and such issuances were not and will not at Closing be subject to preemptive rights.  In addition, when shares of Parent Common Stock are issued upon due exercise or conversion of any option, warrant or convertible security granted in exchange for Company Stock Options such issuances will be validly issued, fully paid and nonassessable and the issuances will not at Closing be subject to preemptive rights.

SECTION 3.05.	No Conflict; Required Filings and Consents.

The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions by Parent and Merger Sub do not and will not at Closing: (i) violate the articles of incorporation or by-laws of Parent or Merger Sub; (ii) violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, other than any such violation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, require consent of or notification to any counterparty under, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.06.	Governmental Consents.

The execution, delivery, and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Transactions by each of Parent and Merger Sub do not and will not at Closing require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) those required under or in relation to (A) the Exchange Act or the Securities Act, (B) the Act with respect to the filing of the Agreement of Merger, and (C) such as may be required under any applicable state securities or blue sky laws or takeover laws or stock exchange requirements and (ii) such other consents, permits, approvals, orders or authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.07.	SEC Filings; Financial Statements; No Undisclosed Liabilities.

(a)
Parent SEC Reports.  Parent has made available to Company (via EDGAR) a correct and complete copy of the Parent SEC Reports.  Parent has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the SEC pursuant to the Exchange Act or other applicable securities statutes, regulations or rules since October 1, 2005 (collectively, including all exhibits and schedules thereto and

documents incorporated by reference therein, the “Parent SEC Reports”).   The Parent SEC Reports comply as to form in all material respects with the requirements of the Exchange Act in effect on the date of filing.  The information provided by Parent in this Agreement, the Parent SEC Reports (other than the financial statements and notes and schedules thereto contained therein, as to which representations are made in subsection (b) below), and in any documents referenced or delivered pursuant hereto or thereto, does not and will not, as of their respective filing and effective dates (or, if amended prior to the date of this Agreement, as of the respective filing and effective dates of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading (except to the extent amended, revised or superseded by a subsequently filed Parent SEC Reports that has been filed with the SEC prior to the date of this Agreement).  Copies of all documents heretofore delivered or made available to Company pursuant hereto were complete and accurate copies of such documents.  There is no fact known to Parent that materially and adversely affects the businesses, prospects, conditions, affairs, or operations of Parent or any of its properties or assets that has not been fully described in this Agreement, the Exhibits hereto, or the Parent SEC Reports.

(b)
Financial Statements.  The Parent’s audited consolidated financial statements at and for the years ended September 30, 2005 and 2006, and unaudited consolidated financial statements at and for the six-month periods ended March 31, 2006 and 2007 (including, in each case, any notes thereto), including a balance sheet as of March 31, 2007 (the “Parent Balance Sheet”) (collectively, the “Parent Financial Statements”), are contained in the Parent SEC Reports, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein.  Each of the unaudited interim consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject to normal period-end adjustments which, individually or in the aggregate, were not and will not be material).

(c)
Liabilities.  Except for any liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent has no liability or obligation (whether known, unknown, accrued, absolute, contingent or otherwise) other than:

(i)
liabilities and obligations to the extent reflected, reserved for or disclosed in the consolidated balance sheet of Parent and its consolidated Subsidiaries as of March 31, 2007, as set forth in the Parent’s Quarterly Report on Form 10-QSB for the period ended March 31, 2007 or in the notes thereto; and

(ii)	liabilities and obligations that were incurred in the ordinary course of business consistent with past practice since March 31, 2007.

(d)
Books and Records.  The books and records of Parent are being maintained and preserved in material compliance with all applicable legal and accounting requirements, including applicable provisions of the Sarbanes-Oxley Act.

SECTION 3.08.	Absence of Certain Changes or Events.

Since December 31, 2006, except as set forth in Section 3.08 of the Parent Disclosure Schedule, or as expressly contemplated by this Agreement:

(i)	Parent has, in all material respects, conducted its businesses in the ordinary course and in a manner consistent with past practice;

(ii)	there has not been any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect;

(iii)
except in the ordinary course of business or as disclosed hereunder, there has not been any material increase in the compensation payable or which could become payable by the Parent to its officers or employees, or any amendment of any compensation and benefit plans resulting in a material increase in payments thereunder;

(iv)	there has not been any issuance or agreement to issue shares of Parent Common Stock, other than under the Parent Stock Option Plans;

(v)	any material change in financial or tax accounting methods, principles or practices by the Parent except insofar as may have been required by a change in GAAP or Law;

(vi)	any material Tax election by the Parent or settlement or compromise by the Parent of any material Tax liability or refund; and

(vii)	the Parent has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of, or require a consent under, any of the covenants set forth in Section 4.01.

SECTION 3.09.	Absence of Litigation.

There is no Action which if adversely determined against Parent would result in a liability exceeding ten percent (10%) of Parent’s gross assets as of June 30, 2007, or any judgments, decrees, injunctions, investigations or orders of any Governmental Authority pending or, to the Knowledge of the Parent, threatened against or affecting the Parent, or any property or asset of the Parent or any of its officers or directors that may adversely affect the Parent.

SECTION 3.10.	Employee Benefit Plans.

(a)
Plans.  Section 3.10(a) of the Parent Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, phantom stock or other equity based compensation incentive, deferred compensation, excess benefit, retiree medical or life insurance, supplemental retirement, severance, salary continuation, pension, profit sharing, savings, retirement, disability, insurance, Section 125 “cafeteria” or “flexible” benefit, vacation, sick leave, employee loan, educational assistance, change in control, termination or any other similar fringe or employee benefit plans, programs or arrangements, and all employment, retention, termination, severance or other contracts or agreements, that cover any of the current or former employees, officers, or directors of the Parent and with respect to which the Parent has any liability or obligation or that are maintained, contributed to or sponsored by the Parent (collectively, the “ParentPlans”).  For each Parent Plan, the Parent has furnished or made available to Company a true and complete copy of the following documents, if applicable: (i) each Parent Plan document and all amendments thereto, and where such Parent Plan is unwritten, a written description of the terms thereof, (ii) all trust agreements, insurance or annuity contracts or other funding vehicles, (iii) the current summary plan description, (iv) the three most recent annual reports on Form 5500 filed with the IRS (together with any schedules thereto) and (v) the most recent determination letter or opinion letter from the IRS with respect to any Parent Plan that is intended to be qualified under Section 401(a) of the Code or the standardized prototype plan on which such Parent Plan is based.  The Parent may amend or terminate any Parent Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination.  The Parent has no plan, contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any Parent Plan.

(b)
Plan Compliance.  Each Parent Plan has been maintained, operated and administered in material compliance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code.  The Parent has performed all obligations required to be performed by it under, is not in material default under or in material violation of, and to the Parent’s Knowledge, no other party is in material default or material violation of, any Parent Plan.  Neither the Parent nor, to the Parent’s Knowledge, any of its directors, officers, employees or agents has, with respect to any Parent Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Parent or any Parent Plan.

(c)
Payments.  There will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any contract, agreement, plan or other arrangement, whether or not a Parent Plan, and no employee, officer or director of the Parent will become entitled to any severance, termination pay or similar payments or benefits in connection with the Transactions (either alone or in combination with any other event), other than as specifically provided for in this Agreement or as set for in Section 3.10(c) of the Parent Disclosure Schedule.  No payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under this Agreement, any Parent Plan or similar agreement or arrangement between the Parent or any of its Affiliates and any “disqualified individual” (as such term is defined in Section 280G of the Code) could constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event).  No amounts payable under any Parent Plan or otherwise will fail to be deductible to the Parent for federal income tax purposes by virtue of Section 162(m) of the Code.

(d)
Contributions.  All contributions, premiums or payments required to be made with respect to any Parent Plan have been made on or before their due dates, with such exceptions as would not have a Parent Material Adverse Effect.  All liabilities or expenses of the Parent in respect of any Parent Plan (including workers compensation) which have not been paid are not Material or have been properly accrued on the Parent’s most recent financial statements in compliance with GAAP.

(e)
Employees.  To the Knowledge of Parent, Parent has no direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, that would reasonably be expected to constitute a Parent Material Adverse Effect.

SECTION 3.11.	Leased Property; Title to Assets.

(a)
Leases.  True, correct and complete copies of all leases, subleases or licenses for each parcel of real property and for each item of personal property calling for annual payments of at least $15,000, currently leased, subleased or licensed by the Parent (the “ParentLeased Property”), together with any assignments, guaranties or amendments thereto (collectively, the “ParentLease Documents”) have been delivered or made available to Company.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) all such current leases, subleases and licenses are in full force and effect, (ii) all such current leases, subleases and licenses are valid and effective in accordance with their respective terms, and (iii) there is not, under any of such leases, subleases and licenses, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Parent or, to the Parent’s Knowledge, by the other party to such lease, sublease or license.  The Parent does not own any real property.  The tangible assets of the Parent taken as a whole constitute the assets necessary to operate the business of the Parent and are, in all material respects, in good condition and repair, reasonable wear and tear excepted.

(b)
Liens.  The Parent owns or has good, valid, marketable legal and beneficial title in all of their respective properties and assets, whether real, personal or intangible, included on the Parent Balance Sheet (other than assets disposed of in the ordinary course of business or acquired since the date thereof), free and clear of all encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith (ii) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, or (iii) security interests or other liens set forth in Section 3.11 of the Parent Disclosure Schedule.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent is not a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of its properties or any portion thereof or interest therein to any Person.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent is not a party to any agreement or option to purchase any property or interest therein other than options for renewal of Parent Leased Property for the benefit of the Parent.

SECTION 3.12.	Taxes.

(a)
Tax Returns.  Except to the extent set forth on Section 3.12(a) of the Parent Disclosure Schedule, the Parent has properly prepared and timely filed (or caused to be timely filed) all Tax Returns required to be filed by or with respect to it and has fully and timely paid and discharged all Taxes required to be paid or discharged (whether or not shown on such Tax Returns) and has made adequate provision for any taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.  All such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects.  The Parent has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax for any taxable period and no request for any such waiver or extension is currently pending.  All amounts of Taxes required to be withheld by or with respect to the Parent have been timely withheld and remitted in all respects to the applicable Governmental Authority.  The Parent has complied in all material respects with all Tax information reporting provisions under applicable Laws.  The Parent is not a party to any indemnification, allocation or sharing agreement with respect to Taxes and does not have any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Parent is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar state, local or foreign Laws, as a transferee or successor, or otherwise.  The Parent has made available to Company correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(b)
Audits.  There are no pending or, to the Knowledge of the Parent, threatened in writing, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Parent.  No Governmental Authority has given notice to the Parent of its intention to assert any deficiency or claim for additional Taxes against the Parent.  No claim has been made against the Parent by any Governmental Authority in a jurisdiction where the Parent does not file Tax Returns that the Parent is or may be subject to taxation by that jurisdiction.  All deficiencies for Taxes asserted or assessed against the Parent have been fully and timely paid, settled or properly reflected in the Parent Financial Statements.

(c)
Tax Liens.  There are no Tax liens upon any property or assets of the Parent except for statutory liens for current Taxes not yet due and payable and for liens, which individually or in the aggregate, do not exceed $10,000.

(d)
Section 355.  The Parent has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(e)
Reportable Transactions.  The Parent has not entered into any transaction that constitutes (i) a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b), (ii) a “confidential tax shelter” within the meaning of Treasury Regulation § 301.6111-2(a)(2) or (iii) a “potentially abusive tax shelter” within the meaning of Treasury Regulation § 301.6112-1(b).

SECTION 3.13.	Material Contracts.

(a)
List of Contracts:  Section 3.13(a) of the Parent Disclosure Schedule sets forth a true and complete list of contracts and agreements of the following types to which the Parent is a party or is bound by, or to which any of the assets of the Parent are subject (such contracts and agreements as are required to be set forth in Section 3.13(a) of the Parent Disclosure Schedule being the “ParentMaterial Contracts”):

(i)	each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Parent;

(ii)	all contracts and agreements relating to issuances of securities of the Parent (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

(iii)
all contracts and agreements relating to indebtedness for borrowed money or capitalized lease obligations, in each case for which the Parent is primarily or secondarily liable, or which are secured by assets of the Parent, and in each case in an amount in excess of $15,000;

(iv)
all contracts and agreements (A) containing any non-compete covenant or other covenant limiting the right of the Parent to engage in any line of business or to make use of any Intellectual Property Rights or (B) containing any material exclusive or sole supplier arrangement, or other exclusive business arrangement, to which the Parent is subject;

(v)	all agreements with any employee, including severance agreements with existing employees, or any consultant, broker or agent;

(vi)	all agreements with suppliers, customers, licensees or licensors, in each case in an amount in excess of $15,000;

(vii)	all Parent Lease Documents; and

(viii)
all other contracts and agreements providing for payments by or to the Parent, or the guarantee (whether or not contingent) by the Parent of obligations of any third party, in excess of  $15,000, whether or not made in the ordinary course of business, or which are otherwise material to the Parent or the conduct of its businesses, or the absence of which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)
Validity; Default.  (i) Each Parent Material Contract is valid and in full force and effect in all material respects, and enforceable against the Parent and against each other party thereto, in accordance with its terms (subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity)); and

(i)
(A) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect, in each case, in any material respect, any of the rights of the Parent under any Parent Material Contract, and (B) neither the Parent nor, to the Knowledge of the Parent, any other party thereto, is in material breach of, or material default under, any Parent Material Contract to which it is a party nor, to the Knowledge of the Parent, has any event occurred that, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration of any party’s rights under any Parent Material Contract.

The Parent has furnished or made available to Company true and complete copies of all Parent Material Contracts, including any amendments thereto.  In the event any Parent Material Contract is oral, the complete and correct terms thereof are set forth in Section 3.13(a) of the Parent Disclosure Schedule.

SECTION 3.14.	Labor and Employment Matters.

Section 3.14 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all employees (full time and part-time) and consultants of the Parent, setting forth name, job title, salary, date of hire or retention and last salary adjustment.  The Parent is and has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and is not engaged in any unfair labor practices.  The Parent has not received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to Parent employees and, to the Knowledge of the Parent, no such investigation is in progress.  Except as set forth on Section 3.14 of the Parent Disclosure Schedule, all of the employees of the Parent are on an “at will” basis, and have entered into non-disclosure and shop-right agreements with the Parent.

SECTION 3.15.	Permits; Compliance.

Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) the Parent is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as now being conducted (the “ParentPermits”), and (ii) each such Parent Permit is valid and in full force and effect.  Section 3.15 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all Parent Permits.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent is, and has been, in compliance with, and to the Knowledge of the Parent, is not under investigation with respect to and has not been threatened to be charged with or given any notice of any violation of, any applicable Law or the terms and conditions of any Parent Permit.

SECTION 3.16.	Intellectual Property.

(a)
Identification.  Section 3.16 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all U.S. and material foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, in each case, which are owned by the Parent.

(b)
Licenses.  Section 3.16 of the Parent Disclosure Schedule sets forth a list of all material licenses of Intellectual Property Rights under which the Parent is either a (i) licensor, or (ii) licensee, distributor or reseller.

(c)
Validity and Enforceability.  The Parent owns or has a valid right to use, free and clear of all liens, all Intellectual Property Rights necessary, or used or held for use in connection with the business of the Parent.  All such Intellectual Property Rights are subsisting, valid and enforceable.

(d)
Rights.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and except for the matters identified in Section 3.16 of the Parent Disclosure Schedule, (i) none of the Intellectual Property Rights that are owned or licensed by the Parent conflicts with, infringes upon or misappropriates or otherwise violates the Intellectual Property Rights of any third party, (ii) the Parent has not been sued, charged in writing with, or named a defendant in, any claim, suit, action or proceeding involving a claim of infringement of any Intellectual Property Rights of others, (iii) to the Knowledge of the Parent, there is no threatened claim of infringement by the Parent of any Intellectual Property Rights of others, and (iv) to the Knowledge of the Parent, there is no continuing infringement by others of the Intellectual Property Rights of the Parent.  No Intellectual Property Rights of the Parent are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Parent.  The Parent has not entered into any agreement to indemnify any other individual or entity against any charge of infringement of any Intellectual Property Right.

(e)
Definitions.  For purposes of this Article III, “Intellectual Property Rights” means all U.S. and foreign Patents, Trademarks, Copyrights, rights of publicity, Parent Software and any other relevant proprietary intellectual property rights.  For purposes of this Agreement, “ParentSoftware” means computer software, programs and databases in any form (including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation) (i) material to the operation of the business of the Parent, including all computer software and databases operated by the Parent on its web sites or used by the Parent in connection with processing customer orders, storing customer information, or storing or archiving data, but excluding software that is in general distribution to users of personal computers, and (ii) owned, manufactured, distributed, sold, licensed or marketed by the Parent.

SECTION 3.17.	Insurance.

Section 3.17 of the Parent Disclosure Schedule lists, and the Parent has made available to Company or its representatives for review current and complete copies of, all insurance policies, binders and surety and fidelity bonds relating to the Parent (including, without limitation, all policies or binders of casualty, general liability and workers’ compensation insurance), all of which are currently in effect.  All premiums and other amounts due and payable under each such policy, binder and bond have been paid.  The Parent is not in default with respect to any material provision contained in any such policy, binder or bond and the Parent has not failed to give any notice of or present any material claim thereunder as required by the terms thereof.  The Parent has not received any written notice of cancellation or non-renewal of any such policy, binder or bond.  The Parent has not received any written notice from any of its insurance carriers that any insurance premiums paid by it will be materially increased in the future as a result of the claims experience of the Parent.  Except as set forth on Section 3.17 of the Parent Disclosure Schedule, adequate reserves have been established for all claims under any such policy, binder and bond as to which the insurer has denied coverage.

SECTION 3.18.	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent or any of its Affiliates.

SECTION 3.19.	Customers, Receivables.

Section 3.19 of the Parent Disclosure Schedule sets forth a true, correct and complete list of Parent’s top ten customers since July 1, 2006 (by total revenues), and the amount billed to Parent’s top ten customers.  Except as set forth in Section 3.19 of the Parent Disclosure Schedule, none of the customers listed on Section 3.19 of the Parent Disclosure Schedule have advised the Parent that it plans to discontinue or substantially reduce its business relationship with the Parent.  All accounts receivables listed on the Parent Balance Sheet or on the accounting records of the Parent represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and are current and collectible in accordance with their terms except to the extent of any reserves properly reflected in the Parent Financial Statements or as otherwise set forth on Section 3.19 of the Parent Disclosure Schedule.

SECTION 3.20.	Transactions With Affiliates.

Except as otherwise disclosed in Section 3.20 of the Parent Disclosure Schedule, there are no contracts (other than expired contracts or contracts terminated in accordance with their terms), commitments, agreements, arrangements or other transactions between the Parent, on the one hand, and any (a) present or former officer or director of the Parent or any of their immediate family members (including their spouses), (b) record or beneficial owner of five percent or more of the voting securities of the Parent or (c) affiliate of any such officer, director, immediate family member or beneficial owner, on the other hand.

SECTION 3.21.	Certain Business Practices.

Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither the Parent nor any director, officer, agent or employee of the Parent has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Parent, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

SECTION 3.22.	Interim Operations of Merger Sub.

Merger Sub was formed solely for the purpose of effecting the Merger, has engaged in no other business activities and has conducted its operations only as contemplated hereby or in connection therewith.

SECTION 3.23.	No Other Representations or Warranties; Full Disclosure.

Except for the representations and warranties contained in Article III of this Agreement, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub regarding any other information provided to the Company.  Neither this Agreement nor the exhibits or certificates delivered by Parent to the Company in connection herewith or at Closing contain any untrue statement of a material fact or omit or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.01.	Conduct of Business Pending the Merger.

(a)	Ordinary Course. Each of the Company and the Parent agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 4.01 of the Company Disclosure Schedule and/or the Parent Disclosure Schedule, unless the other party shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), it shall:

(i)	conduct its respective business in the ordinary course of business and in a manner consistent with past practice;

(ii)
use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the current relationships with customers, suppliers and other Persons with which it has significant business relations; and

(iii)
comply in all material respects with all applicable Laws with regard to its financial statements, accounting practices, corporate governance, business and operations, including the Sarbanes-Oxley Act of 2002, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

(b)
Required Consent.  Except as expressly contemplated by any other provision of this Agreement or as set forth in Section 4.01 of the Company Disclosure Schedule and/or the Parent Disclosure Schedule, neither the Company nor Parent shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the designated representative of Parent and the Company, with Richard Jones being the initial designated representative of Parent and Jacob Litke being the initial representative of the Company (such consent not to be unreasonably withheld or delayed):

(i)	amend or otherwise change its articles of incorporation or by-laws or equivalent organizational documents;

(ii)
issue, sell, pledge, dispose of, grant or encumber, or authorize such issuance, sale, pledge, disposition, grant, or encumbrance of any shares of any class of capital stock or other equity interests or other securities, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other equity interest or other securities (including, without limitation, any phantom interest), except for the issuance of shares issuable pursuant to stock options outstanding on the date of this Agreement; or

(iii)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv)	reclassify, combine, split, subdivide or effect any similar transaction with respect to, or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v)	other than in the ordinary course of business and consistent with past practice:

(A)	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets; or

(B)
issue any debt securities or similar obligations, incur indebtedness for borrowed money or grant any lien or security interest securing obligations with respect to indebtedness, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person; or

(C)	make any material loan, advance or capital contribution to, or investment in, any other Person; or

(D)	sell, pledge, gift or encumber any of its assets;

(vi)	(i)	hire any additional employees other than in the ordinary course of business, except (A) to fill vacancies arising after the date of this Agreement; or (B) to meet increased demand.

(A)
make any offers to any officer or other executive employee (or any person who following such action, would be an officer or executive employee) of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice in connection with the promotion or demotion of any employee who is not a director or officer;

(B)
increase the compensation payable or to become payable to, or except as required to comply with applicable Law, adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any stock option plan or other employee benefit plan or other arrangement for the current or future benefit or welfare of, any director, officer or employee, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of executive employees who are not directors or officers;

(C)	grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee;

(D)
establish, adopt, enter into, terminate or amend any employee benefit plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement for the benefit of any director, officer or employee except as required by this Agreement or the Transactions contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law;

(E)	grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan;

(vii)
enter into, amend or terminate any employment or severance agreement with or, except in accordance with existing obligations, grant any severance, termination, change in control or transaction bonus or pay to, any employee, officer or director;

(viii)
other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than its officers or directors, pay any benefit not provided for under any employee benefit plan;

(ix)
enter into, amend or modify in any material respect, or consent to the termination of, any material contract or agreement, or amend, waive or modify in any material respect, fail to renew, or consent to the termination of, its rights thereunder other than in the ordinary course of business consistent with past practice;

(x)
change any Tax election, annual tax accounting period, or method of tax accounting, file amended Tax Returns or claims for Tax refunds, enter into a closing agreement relating to Taxes or any settlement of any Tax claim, audit or assessment;

(xi)	make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in GAAP;

(xii)	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transactions);

(xiii)
except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notices or accounts receivable in any material manner;

(xiv)
pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any Action, except for settlements or compromises involving amounts not exceeding $25,000 in the aggregate, including all fees, costs and expenses associated therewith;

(xv)
enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(xvi)	make, authorize or agree to make any capital expenditures, or enter into any agreement or agreements providing for payments, except for capital expenditures not exceeding $25,000 in the aggregate;

(xvii)	terminate or fail to renew any permit that is material to the conduct of its business;

(xviii)	fail to maintain in full force and effect all of its insurance (including self-insurance) currently in effect, subject to renewal in the ordinary course of business consistent with past practice;

(xix)
take any action or omit to take any action within its control that would, or is reasonably likely to, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied; or

(xx)	authorize, agree or commit to do any of the foregoing.

SECTION 4.02.	Advice of Changes; Government Filings.

(a)
Advise.  Each party shall promptly advise the other orally and in writing of (i) any representation or warranty made by it in this Agreement (A) to the extent qualified by Material Adverse Effect or other materiality qualifier becoming untrue or inaccurate and (B) to the extent not qualified by Material Adverse Effect becoming untrue or inaccurate in any material respect except that this clause (B) shall be deemed satisfied so long as such representations or warranties being untrue or inaccurate do not have a Material Adverse Effect on the Company or Parent, as the case may be, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement. However, subject to Section 5.13 of this Agreement and any update or correction being deemed made as of the date of this Agreement in accordance with Section 5.13, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties or the remedies available under this Agreement.

(b)
Filings.  Subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Transactions.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions and each party will keep the other party apprised of the status of matters relating to completion of the Transactions.

ARTICLE V
ADDITIONAL AGREEMENTS

SECTION 5.01.	Access to Information; Confidentiality.

(a)	Access. Subject to applicable Law and the confidentiality agreement, dated March 8, 2007, between Parent and the Company (the “Confidentiality Agreement”), from the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to):

(i)
provide to each such party and to such party’s respective Representatives access, during normal business hours and upon no less than twenty-four (24) hours advance notice, to the officers, employees, agents, properties, offices and other facilities of each such party and its respective Subsidiaries and to the books and records thereof;

(ii)	furnish such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of each such party as may be reasonably requested; and

(iii)
instruct the employees, counsel and financial advisors of each such party and its respective Subsidiaries to reasonably cooperate with the other party in such investigation; provided, that such access with respect to employees, customers, vendors or suppliers shall be subject to obtaining the prior written consent of the applicable party hereto.

(b)	Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

(c)
No Waiver.  Except as otherwise expressly provided herein, no information or knowledge obtained by any party pursuant to this Section 5.01 or otherwise shall affect or be deemed to modify any representation or warranty made by any party hereunder.

SECTION 5.02.	No Solicitation of Transactions.

(a)	Company Obligations. The Company shall not, and the Company shall cause its Representatives not to, directly or indirectly:

(i)
solicit or initiate any inquiries for the making of any proposal or offer (including any proposal or offer to Company stockholders) that constitutes, or would reasonably be expected to lead to, (i) any acquisition or purchase of any of the assets of the Company or of any class of equity securities of the Company, (ii) any tender offer (including a self tender offer) or exchange offer, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, or (iv) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or would reasonably be expected to materially dilute the benefits to Parent of the Transactions (each such proposal or offer an “CompanyAcquisition Proposal”); or

(ii)
participate in discussions or negotiations with, disclose or provide any non-public information relating to the Company, or afford access to the officers, employees, agents, business, properties, assets, books or records of the Company to, any

Person with respect to or in connection with any potential Company Acquisition Proposal.

The Company shall, and shall instruct its Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than Parent) conducted heretofore with respect to any proposal relating to a Company Acquisition Proposal.

(b)	Parent Obligations. Parent shall not, and Parent shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly:

(i)
solicit or initiate any inquiries for the making of any proposal or offer (including any proposal or offer to Parent stockholders) that constitutes, or would reasonably be expected to lead to, (i) any acquisition or purchase of any of the assets of Parent or of any class of equity securities of Parent, (ii) any tender offer (including a self tender offer) or exchange offer, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Parent, or (iv) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or would reasonably be expected to materially dilute the benefits to the Company or its Shareholders of the Transactions (each such proposal or offer an “ParentAcquisition Proposal”); or

(ii)
participate in discussions or negotiations with, disclose or provide any non-public information relating to Parent or its Subsidiaries to, or afford access to the officers, employees, agents, business, properties, assets, books or records of the Parent to, any Person with respect to or in connection with any potential Parent Acquisition Proposal.

Parent shall, and shall cause its Subsidiaries and instruct its and their Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than Parent) conducted heretofore with respect to any proposal relating to a Parent Acquisition Proposal.

SECTION 5.03.	Further Action; Reasonable Best Efforts.

Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall: (i) promptly make its respective filings, and thereafter make any other required submissions, under any applicable Laws with respect to the Transactions; and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger.

SECTION 5.04.	Public Announcements.

None of the Company, Parent, Merger Sub, or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other parties, except to the extent required by Law and to the extent practicable, after reasonable prior notice to the other parties hereto.

SECTION 5.05.	Private Financing.

The Company agrees to provide, and shall cause its directors, officers and employees to provide, all cooperation reasonably necessary in connection with a private placement of Parent equity and/or debt securities the gross proceeds of which shall be approximately $3,000,000 to be consummated contemporaneously with or at the Effective Time (the “Private Financing”), including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, and similar documents, and other definitive financing documents, or other requested certificates or documents as may be reasonably requested by Parent or Merger Sub.  The terms and conditions of the Private Financing shall be subject to the mutual pre-approval of the Company and Parent.

SECTION 5.06.	Additional Agreements.

At the Effective Time, the parties shall have executed and delivered the following additional agreements:

(a)
a registration rights agreement, substantially in the form attached hereto as Exhibit B, pursuant to which Parent agrees to register for resale each share of Parent Common Stock issuable hereunder, in form and substance reasonably acceptable to the parties (the “Registration Rights Agreement”);

(b)
Parent shall have entered or shall cause the Surviving Corporation or one of its Subsidiaries to enter into employment agreements on terms and conditions to be mutually agreed upon with each of (i) Clay Shipman; (ii) Jacob Litke, and (iii) Steven Belomy (collectively, the “Employment Agreements”); and

(c)
a shareholders agreement executed as of the Closing by certain principal holders of Company Common Stock and Parent Common Stock in an effort to ensure that Parent’s board of directors is comprised as set forth in Section 5.08 (the “Shareholders Agreement”), which Agreement shall remain effective (i)for so long as the parties thereto who are former holders of Company Common Stock, together with members of their respective immediate families, hold at least 50% of the aggregate shares of Parent Common Stock issued to them under Section 1.07(i) or (ii) the rules of any trading system where the Parent Common Stock is then listed or traded or the Law or the rules of the SEC would prohibit or materially limit the ability to comply with the terms of Section 5.08, whichever is the earlier.

SECTION 5.07.	Employee Matters.

As of the Effective Time, the Company’s employees shall be entitled to continued employment with the Surviving Corporation, on all of the same terms and conditions, except as otherwise provided in this Section 5.07 or in any separate employment agreement between any Company employee and Parent.  Parent will cause the Surviving Corporation and its Subsidiaries to credit each of the Company’s employees who become employees of the Surviving Corporation for up to two (2) years of their service to the Company prior to the Effective Time for purposes of eligibility and vesting (but not for benefit accrual, except for accrual of vacation (not to exceed four (4) weeks in the aggregate) and severance benefits under Parent’s and/or the Surviving Corporation’s relevant plans and policies).  From and after the Effective Time, each Company employee that becomes an employee of the Surviving Corporation shall be eligible to participate in Parent’s stock option plan.  Nothing herein express or implied by this Agreement shall confer any rights or remedies, including any right to employment or benefits for a specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

SECTION 5.08.	Composition of Parent’s Board of Directors.

Parent’s board of directors shall consist of seven (7) individuals, a majority of whom shall constitute independent directors as defined for purposes of Rule 16b-3 under the Exchange Act.  For so long as the Shareholders Agreement is in effect (a) the parties thereto who were holders of Company Common Stock shall have the right to designate three (3) individuals as nominees to Parent’s board of directors, at least two of which must be independent directors as defined for purposes of Rule 16b-3 under the Exchange Act and each of whom shall be reasonably acceptable to Parent’s board of directors (the “Company Designees”), and (b) one of the independent Company Designees will serve on the compensation and audit committees of Parent’s board of directors and on each other committee established by Parent’s board of directors.

SECTION 5.09.	Audited Financial Statements.

As soon as reasonably practicable following the Closing and no later than required by applicable Law, the Surviving Corporation shall cause to be delivered to Parent the audited consolidated financial statements for fiscal years ended on December 31, 2005 and 2006, accompanied by an opinion of the independent accounting firm selected by the Company Board (the “Company Audited Financials”).  The Company Audited Financials shall be prepared at Parent’s sole cost and expense.  The Company Audited Financials shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein, and in the form required under Item 9.01 of Form 8-K.

SECTION 5.10.	Company Stockholder Approval.

As soon as practicable after the date hereof, the Company shall either call and thereafter hold a special meeting of the holders of the Company Common Stock for Company Stockholder Approval or obtain a written consent of holders of at least a majority of the outstanding shares of the Company Common Stock providing for Company Stockholder Approval and then give notice of such action to the remaining holders of the Company Common Stock pursuant to Section 603 of the Act.  The Company shall provide Parent with drafts of the notice of stockholders meeting or the notice of action of majority holders, as applicable, together with any related material to be sent to Company stockholders at least two (2) Business Days prior to distribution thereof.  The related material to either of the notices may include a request for waiver of statutory appraisal rights.

SECTION 5.11.	Principal Stockholders.

Jacob Litke, Clay Shipman, Brooke Janigan and John Janigan each agrees to vote, or execute a written consent of stockholder voting, all of his or her respective shares of Company Common Stock, and exercise reasonable efforts to cause the members of their respective families to vote, or execute a written consent of stockholder voting, all of their shares of Company Common Stock, in favor of approval of this Agreement, the Merger and all other matters to be voted upon the Company’s stockholders in connection with the Transactions.

SECTION 5.12.	Outstanding Convertible Note.

On or before the Closing Date, the Company shall pay or otherwise satisfy the Amended and Restated Revolving Convertible Note, dated September 18, 2006, for a loan of $750,000 from Mobile Streams, Inc. to the Company.

SECTION 5.13.	Updates to Representations, Warranties and Disclosure Schedule.

Each of the Company and Parent shall have an affirmative obligation to promptly (i) notify the other party to this Agreement if, at any time up to and including the Closing Date, either the Company or Parent shall become aware that any of its representations or warranties made in this Agreement have become incorrect or inaccurate in any material respect, and (ii) to update the Company Disclosure Schedule and the Parent Disclosure Schedule, as applicable, upon becoming aware of any information that makes such Schedule incomplete or inaccurate in any material respect.  In the event either the Company or Parent gives a notification to the other party pursuant to the immediately preceding sentence, the other party shall have, as its sole remedy with respect to the correction or updating, the right to terminate this Agreement in accordance with Section 7.01 (iii) or (iv), as applicable.  If such party does not exercise its right to terminate this Agreement in accordance with Section 7.01 (iii) or (iv), as applicable, the corrected or updated matter shall be deemed made as of the date of this Agreement.

SECTION 5.14.	Sale of Company or Disposition of Company Assets.

Parent hereby covenants and agrees that it shall not, and has no present intention to liquidate, dissolve or merge Company for a period of one (1) year following the Effective Date.  Parent hereby covenants and agrees to use its best efforts to preserve the tax free nature of the Transaction.

SECTION 5.15.	Exchange Act Requirements.

Parent hereby covenants and agrees that for a period of two (2) years from the Effective Time it shall comply on a timely basis with (i) all reporting requirements of the Exchange Act, (ii) all requirements applicable to a company with stock listed on the OTC Bulletin Board or other trading system where the Parent Common Stock is then listed, and (iii) all public information reporting and other requirements of the SEC for a company registered under the Exchange Act.

ARTICLE VI
CONDITIONS TO THE MERGER

SECTION 6.01.	Mutual Conditions to the Merger.

The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of the following conditions:

(i)	the Company shall have obtained the Company Stockholder Approval;

(ii)
no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(iii)	not more than two percent (2%) of the issued and outstanding shares of Company Common Stock shall be Dissenting Shares;

(iv)	the Closing of the Private Financing and Parent’s or Merger Sub’s (as applicable) receipt of the proceeds of the Private Financing; and

(v)	The Company and Merger Sub shall have executed the Agreement of Merger.

SECTION 6.02.	Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(i)
the representations and warranties of the Company set forth in this Agreement, as the same may be updated or corrected in accordance with Section 5.13 of this Agreement,  shall be true and correct, in each case as of the date of this Agreement and at and as of the Effective Time, as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date), taking into account all materiality and Company Material Adverse Effect qualifiers, any updated disclosure schedules delivered by Parent to Company prior to Closing in accordance with Section 5.13, and except for any other failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(ii)
the Company shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing;

(iii)	there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(iv)
Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 6.02(i), (ii) and (iii) have been satisfied;

(v)	the Company shall have obtained and provided to Parent copies of evidence with respect to, the Company Required Consents, the terms of which shall be reasonably satisfactory to Parent and Merger Sub;

(vi)	Parent shall have received fully executed copies of the Registration Rights Agreement, the Shareholders Agreement, and the Employment Agreements.

(vii)
the Company shall have obtained and provided to Parent a certificate of good standing with respect to the Company from the State of California, which certificate shall be dated a date not more than fifteen (15) Business Days prior to the Closing Date;

(viii)	Parent shall have received an opinion of Hanson, Bridgett, Marcus, Vlahos & Rudy LLP, counsel to the Company, in the form and substance reasonably satisfactory to Parent; and

(ix)
no suit, action, proceeding, claim, inquiry or investigation by any Governmental Authority or any third party shall be pending seeking to prohibit or restrain, or seeking damages in connection with the Merger or the Transactions; and

SECTION 6.03.	Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(i)
the representations and warranties of the Parent and Merger Sub set forth in this Agreement, as the same may be updated or corrected in accordance with Section 5.13 of this Agreement, in each case as of the date of this Agreement and at and as of the Effective Time, as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date), taking into account all materiality and Parent Material Adverse Effect qualifiers, any updated disclosure schedules delivered by Company to Parent prior to Closing in accordance with Section 5.13, and except for any other failures to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(ii)
each of Parent and Merger Sub shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing;

(iii)	there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect;

(iv)
the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 6.03(i), (ii) and (iii) have been satisfied;

(v)
the Company shall have received fully executed copies of the Exchange Agent Instruction Letter, the Registration Rights Agreement, the Shareholders Agreement, the Employment Agreements, the Notes and written confirmation from the Agent that it is in receipt of a fully executed copy of the Notes it will hold for the benefit of former Company Stock Option holders.

(vi)
Parent shall have obtained and delivered to the Company certificates of good standing with respect to Parent and Merger Sub from the States of Nevada and the State of California, respectively, which certificates shall be dated a date not more than fifteen (15) Business Days prior to the Closing Date;

(vii)	the Company shall have received the opinion of Thelen Reid Brown Raysman & Steiner LLP, counsel to Parent and Merger Sub, in the form and substance reasonably satisfactory to the Company;

(viii)
no suit, action, proceeding, claim, inquiry or investigation by any Governmental Authority or any third party shall be pending seeking to prohibit or restrain, or seeking damages in connection with the Merger or the Transactions;

(ix)	Parent shall have taken steps reasonably satisfactory to Company to ensure compliance with Section 5.08 of this Agreement as soon as reasonably practicable following the Closing; and

(x)	Company management shall have determined that the Merger will be treated as a tax-free reorganization under Section 368 of the Code.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.	Termination.

This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

(i)
by Parent or the Company if any court or other Governmental Authority of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable;

(ii)
by either Parent or the Company if the Effective Time shall not have occurred on or before September 30, 2007 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.01(ii) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(iii)
by the Company if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 6.03(i) or 6.03(ii) would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(iii) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(iv)
by Parent if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 6.02(i) or 6.02(ii) would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(iv) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(v)	by Parent if this Agreement shall not have been adopted by the holders of at least a majority in combined voting power of the outstanding Shares;

(vi)
by the Company if this Agreement shall not have been adopted by the holders of at least a majority in combined voting power of the outstanding Shares, provided that the Company shall have complied with Section 5.10;

(vii)	by Parent if the Company or the Company Board shall have breached Section 5.02(a); or

(viii)	by Company if Parent or the Parent Board shall have breached Section 5.02(b).

SECTION 7.02.	Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except: (i) as set forth in Section 7.03; and (ii) except as set forth in Section 7.03, nothing herein shall relieve any party from liability for fraud or for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.  However, the terms of this Section 7.02 and Sections 7.03, 7.04, 7.05 and Article IX shall survive any termination of this Agreement.

SECTION 7.03.	Fees and Expenses.

(a)
Generally.  Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.  “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by or on behalf of a party hereto or its prospective financing sources in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Private Financing.

(b)	Parent Expenses.

(i)
In the event that this Agreement is terminated by Parent (a) pursuant to Section 7.01(vii) or (b) pursuant to Section 7.01(v) if Company shall not have complied with Section 5.10, then the Company shall reimburse Parent for all Expenses incurred by or on behalf of Parent or its Affiliates as of the time of such reimbursement up to a maximum of $250,000 (the “Parent Expenses”), within thirty (30) days following delivery of reasonable documentation of such Parent Expenses, payable by wire transfer of immediately available funds.

(ii)
The payment of the Parent Expenses in accordance with this Section 7.03(b) shall constitute liquidated damages and, except (A) as provided in Section 7.03(d) or (B) for fraud, shall constitute the sole and exclusive remedy of Parent and Merger Sub for any and all damages arising under or in connection with any breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement.  The parties acknowledge that the Parent Expenses constitute a reasonable estimate of the damages that will be suffered by reason of any action or omission giving rise to a right of payment of the Parent Expenses.  The Affiliates of each party hereto may rely upon the terms of this paragraph.

(c)	Company Expenses.

(i)
In the event that this Agreement is terminated by the Company pursuant to Section 7.01(viii), then Parent shall reimburse the Company for all Expenses incurred by or on behalf of the Company or its Affiliates as of the time of such reimbursement up to a maximum of $100,000 (the “Company Expenses”), within thirty (30) days following delivery of reasonable documentation of such Company Expenses, payable by wire transfer of immediately available funds.

(ii)
The payment of the Company Expenses in accordance with this Section 7.03(c) shall constitute liquidated damages and, except (A) as provided in Section 7.03(d) or (B) for fraud, shall constitute the sole and exclusive remedy of the Company for any and all damages arising under or in connection with any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement.  The parties acknowledge that the Company Expenses constitute a reasonable estimate of the damages that will be suffered by reason of any action or omission giving rise to a right of payment of the Company Expenses.  The Affiliates of each party hereto may rely upon the terms of this paragraph.

(d)
Acknowledgement.  Each of the Company, Parent, and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions. In the event that the Company shall fail to pay the Parent Expenses when due or Parent shall fail to pay the Company Expenses when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.03.

SECTION 7.04.	Amendment.

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time.  However, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger unless the Company shall have obtained such consent of the holders of Shares as may be required by the Act with respect to such amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 7.05.	Waiver.

At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto; (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII
INDEMNIFICATION

SECTION 8.01.	Survival of Representations and Warranties.

The representations and warranties made by the Company, Parent and Merger Sub herein or in any instrument or document executed pursuant hereto shall survive the Closing for a period of six (6) months following the Effective Time or shall terminate upon the termination of this Agreement pursuant to Section 7.01, as the case may be; provided, however, that the obligations to indemnify and hold harmless Company, Parent, Merger Sub, the Surviving Corporation or any of their Affiliates, as the case may be, shall not terminate with respect to any particular item as to which the person to be indemnified shall have, before the expiration date thereof, previously made a “Claim,” by delivering a notice of such claim (stating in reasonable detail the basis of such Claim) to the indemnifying party.

SECTION 8.02.	Obligation of the Company and its Shareholders to Indemnify.

Each of the Company and the holders of Parent Common Stock issuable under Section 1.07(i) of this Agreement (collectively, the “CompanyIndemnitors”), severally agrees to indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation, and each of their respective directors, officers, employees, Affiliates, successors and assigns (collectively, the “ParentIndemnified Persons”) from and against all Claims suffered or incurred by Parent, Merger Sub, the Surviving Corporation or any of the foregoing Persons in any Action between a Parent Indemnified Person and any Company Indemnitors, or between a Parent Indemnified Person and any third party or otherwise, arising out of any breach of the representations, warranties, covenants and agreements of the Company contained in this Agreement (as the same may be updated or corrected in accordance with in accordance with Section 5.13 of this Agreement).

SECTION 8.03.	Obligation of Parent to Indemnify.

Parent agrees to indemnify, defend and hold harmless Company and the holders of Parent Common Stock issuable under Section 1.07(i) of this Agreement, and each of their respective Affiliates, successors and assigns (collectively, the “CompanyIndemnified Persons”) from and against all Claims suffered or incurred by Company Indemnified Persons in any Action between a Company Indemnified Person and Parent, or between a Company Indemnified Person and any third party or otherwise, arising out of any breach of the representations, warranties, covenants and agreements of Parent or Merger Sub contained in this Agreement (as the same may be updated or corrected in accordance with in accordance with Section 5.13 of this Agreement).

SECTION 8.04.	Procedure.

(a)
General.  In the event of any claim under Sections 8.02 or 8.03, the Indemnified Person shall notify the Indemnitors or Parent, as the case may be, in writing of said Claim, which notice shall set forth the basis of the Claim and, if then determinable by the Indemnified Person, a good faith estimate of the maximum potential damages that, in the Indemnified Person’s good faith opinion, may be sustained in connection with such Claim.

(b)	Third Party Claims.

(i)
In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Claim or demand made by any other Person against the Indemnified Person (a “Third Party Claim”), such Indemnified Person shall notify the Indemnitor in writing, and in reasonable detail, of the Third Party Claim within ten (10) Business Days after receipt by such Indemnified Person of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure (except that the Indemnitor  shall not be liable for any expenses incurred in connection with such Third Party Claim during the period in which the Indemnified Person failed to give such notice).  The Indemnified Person shall deliver to the Indemnitor within five (5) Business Days after the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to each Third Party Claim.

(ii)
If a Third Party Claim is made against an Indemnified Person, the Indemnitor  shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor; provided that such counsel is not reasonably objected to by the Indemnified Person.  Should the Indemnitor, so elect to assume the defense of a Third Party Claim, the Indemnitor  shall not be liable to the Indemnified Person for reasonable legal expenses subsequently incurred by the Indemnified Person in connection with the defense thereof.  If the Indemnitor assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnitor), at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense.  The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnitor has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Person shall have given notice of the Third Party Claim as provided above).

(iii)
If the Indemnitor elects to assume the defense of any Third Party Claim, the Indemnified Person shall cooperate with the Indemnitor in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld).  If the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnified Person shall agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnitor may recommend and which by its terms obligates the Indemnitor to pay the full amount of the liability in connection with such Third Party Claim and which releases the Indemnified Person completely in connection with such Third Party Claim.

(c)
Direct Claims.  In the event an Indemnified Person shall have a Claim against an Indemnitor under Sections 8.02 or 8.03 that does not involve the assertion of a Third Party Claim against such Indemnified Person, the Indemnified Person shall deliver notice of such Claim with reasonable promptness to the Indemnitor.  The failure by any Indemnified Person to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have to such Indemnified Person hereunder, except to the extent that the Indemnitor demonstrates that it has been materially prejudiced by such failure.  If the Indemnitor disputes its liability with respect to such Claim, the Indemnitor and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiation, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

(d)
Limitations.  An Indemnitor shall not have an obligation to indemnify an Indemnified Person pursuant to this Agreement unless and until the damages caused to the Indemnified Person hereunder shall in the aggregate exceed $75,000, in which event the Indemnified Person shall be entitled to be indemnified for all damages for which the Indemnified Person is to be indemnified for pursuant hereto.  In addition, in no event shall an Indemnitor have an obligation to indemnify an Indemnified Person hereunder for damaged in excess of $2,200,000 in the aggregate.  Notwithstanding any other provision of this Agreement, and in addition to any other rights and remedies available to the Parties hereto, once Parent has fully complied with the procedures of this Section 8.04 and an obligation to indemnify Parent Indemnified Persons is finally determined, the outstanding principal balance of the Note shall be reduced by the amount of such indemnification obligation(s).  Prior to taking any action under this Section 8.04(d) and effecting any offset hereunder, Parent shall give Company Indemnitors thirty (30) days’ prior written notice of its intent to do so, specifying in reasonable detail the basis for such offset, and upon written request of Jacob Litke meet and confer with Richard Jones prior to the expiration of such thirty (30) day period in an effort to resolve any dispute concerning an offset in accordance with this Section 8.04(d).  Only after complying with the foregoing procedures and reducing the Note by the amount of such indemnification obligation may the Parent Indemnified Persons bring a claim for the balance of such indemnification obligation against the Company Indemnitors (subject to the floor and ceiling set forth above).  In the event Parent is obligated to make any payments under this Article VIII, it may, at its sole discretion, make the payment in shares of Parent Common Stock in a number of shares equal to the (i) the dollar amount obligated to be paid hereunder divided by (ii) the average daily closing market price of such shares of Parent Common Stock for the five (5) Business Days immediately preceding the payment date.

ARTICLE IX
GENERAL PROVISIONS

SECTION 9.01.	Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile transmissions between the hours of 9:00 A.M. and 5:00 P.M. in the recipient party’s time zone, or by registered or certified mail (postage prepaid, return receipt requested) or recognized overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

if to Parent or Merger Sub:

c/o UpSnap, Inc.
134 Jackson Street, Suite 203
P.O. Box 2399
Davidson, North Carolina 28036
Telephone No.:  (704) 895-4121
Facsimile No.:  (704) 500-2677
Attention:  Chief Executive Officer

with a copy to: Thelen Reid Brown Raysman & Steiner LLP 875 Third Avenue New York, NY 10022 Telephone No.: (212) 603-2000 Facsimile No.: (212) 603-2001 Attention: Bruce A. Rich, Esq.
if to the Company:

Mobile Greetings, Inc.
1475 North Broadway, #420
Walnut Creek, CA 94596-4666
Telephone No.:  (925) 935-6177
Facsimile No:  (925) 935-6170
Attention:  Jacob Litke, Chief Executive Officer

with a copy to:

Hanson Bridgett Marcus Vlahos & Rudy, LLP
425 Market Street, 26th Floor
San Francisco, CA 94105
Telephone No.:  (415) 995-5892
Facsimile No:  (415) 995-3493
Attention:  Scott C. Smith, Esq.

SECTION 9.02.	Certain Definitions.

(a)	For purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks are authorized or required by Law to close in San Francisco, California.

“Claim” means any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, judgments, settlements, costs of investigation or other expenses, including, without limitation, reasonable attorney’s fees, expenses and disbursements.

“Code” means the United States Internal Revenue Code of 1986, as amended including any successor provisions and transition rules, whether or not codified.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely (i) to prevent or materially impede, interfere with, hinder, or delay the consummation by the Company of the transactions contemplated by this Agreement or (ii) to be materially adverse to the business, financial condition, assets, liabilities, or results of operations of the Company and its Subsidiaries taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect:  (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) changes in United States generally accepted accounting principles, (4) changes in Applicable Laws, rules, regulations, orders, or other binding directives issued by any governmental entity or (5) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Parent has Knowledge as of the date hereof and/or (c) any adverse change in or effect on the Company’s assets that is cured by Company before the earlier of (1) the Closing Date or (2) the Termination Date.

“Company Required Consents” means all consents, authorizations and approvals which the failure to obtain in connection with the execution and delivery by the Company of this Agreement and the consummation of the Transactions by the Company, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent Instruction Letter” means an irrevocable letter to the Exchange Agent signed by an authorized representative of Parent that authorizes and directs the Exchange Agent to issue and deliver Parent Common Stock in accordance with Section 1.07(i) to each Certificate holder upon full compliance with Section 1.10(b).

“Fully Diluted” means, with respect to the issuer of securities, the number of such issuer’s shares of common stock issued and outstanding after (A) each stock option and warrant of such issuer is deemed exercised and converted into the number of shares of common stock subject to such stock option or warrant and (B) each share of preferred stock of such issuer (if any) is deemed converted into the number of shares of common stock into which the shares of such preferred stock are convertible in accordance with the terms of each series of preferred stock.

“Indemnified Person” means a Company Indemnified Person or Parent Indemnified Person, as the case may be.

“Indemnitors” means Company Indemnitors or Parent, as the case may be.

“Knowledge of the Company” and the “Company’s Knowledge” and words of similar import means the actual knowledge (after reasonable inquiry) of any executive officer of the Company.

“Knowledge of the Parent” and the “Parent’s Knowledge” and words of similar import means the actual knowledge (after reasonable inquiry) of any executive officer of the Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely (i) to prevent or materially impede, interfere with, hinder, or delay the consummation by the Parent or Merger Sub of the transactions contemplated by this Agreement or (ii) to be materially adverse to the business, financial condition, assets, liabilities, or results of operations of the Parent taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Parent Material Adverse Effect:  (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) changes in United States generally accepted accounting principles, (4) changes in Applicable Laws, rules, regulations, orders, or other binding directives issued by any governmental entity or (5) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Parent has Knowledge as of the date hereof and/or (c) any adverse change in or effect on the Parent’s assets that is cured by Parent before the earlier of (1) the Closing Date or (2) the Termination Date.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Representative” means, with respect to any Person, such the officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment bankers, financial advisors and other representatives of such Person and of such Person’s anticipated sources of financing.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Price” means the simple arithmetic average taken to four decimal places of the share price of Parent Common Stock for the period beginning at 9:30 am New York Time (“NYT”) and concluding at 4:00 pm NYT on each of the five (5) consecutive trading days on the OTC Bulletin Board ending on the trading day immediately prior to the Closing Date.

“Subsidiary” or “Subsidiaries” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Tax Returns” means in respect of any Tax, any return, declaration, report, election, estimate claim for refund or information return or other statement, form or disclosure filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax“ or “Taxes” shall mean (i) any and all federal, state, provincial, local, foreign and other taxes, assessments, fees, levies, duties, tariffs, customs, imposts and other governmental charges of any kind (together with any and all interest, penalties, assessments additions to tax and additional amounts imposed with respect thereto) imposed in connection therewith or by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, capital gains franchise, windfall or other profits, gross receipts, real or personal property, sales, goods and services use, capital stock, withholding, payroll, employment, social security (or similar), workers’ compensation, utility, severance, production, occupation, premium, unemployment compensation or net worth’s-taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; customs duties; tariffs and similar charges, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

(b)	The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of definition
Act	Section 1.01
Action	Section 2.08
Agent	Section 2.11
Agreement	Preamble
Agreement of Merger	Section 1.03
Certificates	Section 1.10(b)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Audited Financials	Section 5.09
Company Acquisition Proposal	Section 5.02(a)(i)
Company Balance Sheet	Section 2.06(a)
Company Board	Recitals
Company Common Stock	Section 1.07(i)
Company Designees	Section 1.07(i)
Company Expenses	Section 2.06(a)
Company Indemnitors	Section 8.02
Company Permits	Section 2.14
Company Recommendation	Section 2.04(iii)
Company Software	Section 2.15(e)
Company Stock Option	Section 1.08
Company Stock Option Plans	Section 2.03(b)
Company Stockholder Approval	Section 2.04
Confidentiality Agreement	Section 5.01(a)
Conversion Ratio	Section 1.07
Copyrights	Section 2.15(e)
Dissenting Shares	Section 1.09(a)
Effective Time	Section 1.03
ERISA	Section 2.09(a)
Exchange Agent	Section 1.10(a)
Expenses	Section 7.03(a)
GAAP	Section 2.06(a)

Governmental Authority	Section 2.05(b)
Intellectual Property Rights	Section 2.15(e)
IRS	Section 2.09(a)
Law	Section 2.05(a)(ii)
Lease Documents	Section 2.10(a)
Leased Property	Section 2.10(a)
Material Contracts	Section 2.12(a)
Merger	Recitals
Merger Sub	Preamble
Note	Section 1.11
Option Consideration	Section 1.08
Order	Section 6.01(ii)
Parent	Preamble
Parent Balance Sheet	Section 3.7(b)
Parent Common Stock	Section 1.07
Parent Expenses	Section 7.03(b)(i)
Parent Financial Statements	Section 3.07(b)
Parent Indemnified Persons	Section 8.03
Parent Lease Documents	Section 3.11(a)
Parent Leased Property	Section 3.11(a)
Parent Material Contracts	Section 3.13(a)
Parent Permits	Section 3.15
Parent Plans	Section 3.10(a)
Parent SEC Reports	Section 3.07(a)
Parent Stock Option	Section 3.03(b)
Parent Stock Option Plan	Section 3.03(b)
Patents	Section 2.15(e)
Private Financing	Section 5.05
Merger Consideration	Section 1.07
Plans	Section 2.09(a)
Shares	Section 1.07(i)
Surviving Corporation	Section 1.01
Termination Date	Section 7.01(ii)
Third Party Claim	Section 8.04
Trademarks	Section 2.15(e)
Transactions	Section 2.04

SECTION 9.03.	Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.04.	Entire Agreement; Assignment.

This Agreement, including all exhibits, annexes and schedules hereto, together with the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, (including without limitation the Letter of Intent, dated June 12, 2007, between Parent and the Company) among the parties, or any of them, with respect to the subject matter hereof.

SECTION 9.05.	Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as provided in Section 7.03(b)(ii), Section 7.03(b)(ii) and Article 8.  No party hereto may assign any of its rights or obligations hereunder without the written consent of the other parties hereto.

SECTION 9.06.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California applicable to contracts executed in and to be performed in that State, without giving effect to any other choice of Law or conflict of Law provision or rule (whether of the State of California or otherwise).  The parties hereto hereby:

(i)
submit to the exclusive jurisdiction of any such state or federal court sitting in the State of California for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto; and

(ii)
irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 9.07.	Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT.

SECTION 9.08.	Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.09.	Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10.	Disclosure Schedules.

The inclusion of any item in any Section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall also apply to other sections and subsections to the extent that it is reasonably apparent on the face of such disclosure that such disclosure would also apply to or qualify such other sections and subsections; however, such inclusion:

(a)	does not represent a determination by the Company or the Parent, as applicable, that such item is “material”;

(b)	does not represent a determination by the Company or the Parent, as applicable, that such item did not arise in the ordinary course of business.

SECTION 9.11.	Interpretation.

The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles and Sections are, unless otherwise indicated, references to Articles and Sections of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  References to any statute are to that statute as amended from time to time, and to the rules and regulations promulgated thereunder, and, in each case, to any successor statute, rules or regulations thereto.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UPSNAP, INC.
By:	/s/ Tony Philipp
Name: Tony Philipp Title: CEO

UPSNAP ACQUISITION CORP.
By:	/s/ Richard Jones
Name: Richard Jones Title: President

MOBILE GREETINGS, INC.
By:	/s/ Jacob Litke
Name: Jacob Litke Title: CEO

The following persons are parties to this Agreement solely to the extent of Section 5.11 hereof.

/s/ Jacob Litke	/s/ Clay Shipman
Jacob Litke	Clay Shipman

/s/ Brooke Litke	/s/ John Janigan
Brooke Janigan Litke	John Janigan